Exhibit 10.25

Date 1 March, 2010

CORPACQ PLC

AND

SSO CONSULTING LIMITED

PROVISION OF SERVICES AGREEMENT

THIS AGREEMENT is made on 1 March, 2010

BETWEEN

1.	CORPACQ PLC (registered in England and Wales under number 05896676 whose registered office is at 4th Floor, The Chancery, 58 Spring Gardens, Manchester M2 1 EW (the “COMPANY”); and

2.	SSO CONSULTING LIMITED (registered in Gibraltar under number 101959) whose registered office is at 124 Irish Town, Gibraltar (“SSO”).

INTRODUCTION

(A)	The COMPANY currently operates the business of acquiring and managing trading companies. In order to operate effectively the Group requires suitable strategic and management advice.

(B)	SSO operates the business of consulting services and is willing to provide such services to the Group on the terms set out in this Agreement.

(C)	This agreement records the terms upon which SSO has provided with effect from the Commencement Date, and continues to provide, the Services.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

Business Day	any day which is not a Saturday, a Sunday or a bank or public holiday in England
Charges	the charges calculated and payable in accordance with Clause 5
Commencement Date Control	6 April 2009
Control

in relation to a body corporate, means the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)      by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)      by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Designated Individuals	all those employees of SSO or sub-contractors appointed by SSO in accordance with Clause 3.4 which provide Services to the Group from time to time
Exceptional Items

any exceptional items which should in accordance with any general accountancy practice regarded as standard be shown separately on the face of the profit and loss account and which falls within:

(i)       profits or losses on the sale or termination of an operation;

(ii)      costs of a fundamental reorganization or restructuring having a material effect on the nature or focus of any Group Company’s operations;

(iii)     profits or losses on the disposal of fixed assets; and

(iv)     the effect of tax on the terms mentioned in (i) to (iii) above

Force Majeure

any event which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of either party and affects performance after the exercise of reasonable diligence except that:

(i)       neither lack of funds nor a default or misconduct by any third party employed or engaged as an agent or independent contractor by the party claiming Force Majeure, as the case may be, shall be a cause beyond the reasonable control of that party unless caused by events or circumstances which are themselves Force Majeure; and

(ii)      mere shortage of materials, equipment or supplies shall not constitute Force Majeure unless caused by events or circumstances which are themselves Force Majeure

Group Company	the COMPANY and any subsidiaries of the COMPANY from time to time (and “Group” shall be construed accordingly).
Relevant Insolvency Event

in relation to any party, that party being unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, or the taking of any steps by that party or any other person relating to any of the following:

(i)      the issue of a petition for winding-up that party that has not been dismissed within 14 days of presentation;

(ii)      a resolution for the making of an administration order or an effective resolution being passed for winding-up that party or the dissolution of that party, other than for the purposes of an internal reorganization or amalgamation consented to by the other party such consent not to be unreasonably withheld;

(iii)     the appointment of a receiver (including an administrative receiver), administrator, trustee or similar officer in respect of that party and such appointment not being discharged within 14 days thereafter;

(iv)    a liquidator, receiver (including an administrative receiver) or other similar officer taking possession of the whole or any material part of that party’s property or assets and the taking of such possession not being withdrawn, set aside or discharged within 14 days thereafter; or

(v)     that party making a composition with its creditors generally other than in the course of a solvent corporate restructuring in each case made with the consent of the other party not to be unreasonably withheld

Services	the services provided by SSO to the Group as more particularly described in the Schedule, including the provision of the Designated Individuals to carry out such services in such number and, subject to this Agreement, on such basis as the parties may agree in accordance with Clause 2.2 below and any other additional services which are agreed by the parties from time to time, which are to be provided by SSO or which the Group has agreed to procure the provision of, and “Service” shall be construed accordingly
Year	the period from 1 January to 31 December in the same year, except that the first Year shall be the period from the date of this Agreement to 31 December 2009

1.2	In this Agreement, unless otherwise specified:

1.2.1	a reference to a “clause” or “schedule” is a reference to the relevant clause or schedule of or to this Agreement;

1.2.2	a reference to a “party” is a reference to a party to this Agreement and, subject to clause 15.1 (Assignment), a reference to a “party” includes a reference to that party’s successors in title, assignees and transferees (if any) and in the case of an individual, to his or her estate and personal representatives;

1.2.3	use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.4	a reference to “persons” includes natural persons, firms, partnerships, companies, corporations, bodies corporate, associations, organizations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5	a reference to a statute or a statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute as in force at the date of this Agreement and as amended, consolidated or re-enacted from time to time;

1.2.6	the words “subsidiary”, “undertaking”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them in the Companies Act 1985;

1.2.7	a reference to “writing” includes any method of reproducing words in a legible and non-transitory form;

1.2.8	a reference to “this Agreement” includes this Agreement as amended or supplemented from time to time;

1.2.9	the ejusdem generis rule shall not apply and accordingly general words introduced by the words “other” or any similar words, or followed by the words “including”, “includes”, “include”, “in particular” or any similar words, shall not be given a restricted meaning because they are preceded or followed by more specific words.

1.3	The clause headings in this Agreement shall be ignored in interpreting it.

2.	PROVISION AND STANDARD OF SERVICES

2.1	SSO agrees to provide the Services to the Group and the COMPANY agrees to accept such Services from SSO.

2.2	The standard and level of the Services, including the number of Designated Individuals, if any, their qualifications and experience shall be as agreed between the parties from time to time. In this respect the parties will use their best endeavors to agree the Designated Individuals as soon as practicable after the Commencement Date.

2.3	At any time the parties may agree changes to the Services and/or the standard to which those services are provided (including the introduction of any additional Services and any related service standards required by the COMPANY).

2.4	The parties shall discuss a monthly basis or at such other intervals as the parties may agree to discuss and review the Services and their provision throughout the duration of this Agreement.

3.	OBLIGATIONS OF SSO

3.1	Except as provided by clause 3.4, SSO shall remain at all times the employer of the Designated Individuals and as such shall ensure that all Designated Individuals have appropriate contracts of employment with SSO which are consistent with the Services they provide and do not adversely affect the effective provision of the Services pursuant to this Agreement.

3.2	SSO will provide appropriate equipment and resources, including but not limited to software, to Designated Individuals to enable them to carry out the Services.

3.3	SSO will arrange and maintain either through the COMPANY or otherwise, appropriate insurance, including without limitation, employers’ liability and public liability insurance.

3.4	SSO may use appropriately qualified sub-contractors as the Designated Individuals provided that this does not adversely affect the effective provision of the Services pursuant to this Agreement.

4.	OBLIGATIONS OF THE COMPANY

4.1	The COMPANY shall provide all files, records, documents and information which would reasonably be expected to be required in order to carry out the Services.

4.2	The COMPANY shall not, during the course of the Agreement offer any Designated Individual employment direct within the Group unless expressly agreed in advance with SSO.

5.	CHARGES AND PAYMENT

5.1	In consideration of SSO providing the Services, the COMPANY, or any subsidiary as the case may be, shall pay to SSO in respect of the Services, the Charges and any additional charges levied pursuant to this Agreement following the Commencement Date.

5.2	The Charges referred to in Clause 5.1 above shall be (unless expressly agreed to the contrary) payable by the COMPANY, or any subsidiary as the case may be, on a monthly basis subject to SSO providing an appropriate and valid VAT invoice (if required).

5.3	The Charges shall (unless expressly agreed to the contrary) comprise of:

5.3.1	£403,200 in fees, accrued on a daily basis; and

5.3.2	such amount as may be agreed between the parties in relation to any additional Service provided pursuant to this Agreement

5.4	The Charges calculated in accordance with Clause 5.3 shall be exclusive of VAT.

5.5	SSO shall, on request, provide such information as THE COMPANY may reasonably require to enable it to confirm SSO’S calculations of the Charges.

5.6	The COMPANY shall not pay for any Services provided by SSO other than as expressly provided for under this Agreement or as agreed between the parties.

6.	ANNUAL REVIEW

6.1	Notwithstanding the rights of the parties to agree a different level of Charges at any time, the Charges shall be reviewed annually at the end of each Year in order to implement any changes for the following Year.

6.2	For the avoidance of doubt, if SSO and the COMPANY are unable to agree the level of the Charges for the following year before the expiry of the then current Year, the COMPANY shall continue to pay the new level of Charges for the current Year until such time as the Charges are agreed. Within ten Business Days of such agreement the parties shall make such payments to the other as may be required in respect of any necessary adjustment to payments paid to SSO.

7.	TERM AND TERMINATION

7.1	This Agreement shall commence with effect from the Commencement Date and, subject to Clauses 7.2, 7.3 and 13.2, shall continue in force until terminated in accordance with Clause 7.2 below or unless otherwise agreed in writing by the parties.

7.2	Notwithstanding Clause 7.1, either party shall be entitled to terminate this Agreement:

7.2.1	at any time after 6 April 2009 upon giving three months’ written notice to the other party; or

7.2.2	forthwith by written notice to the other party on or at any time after a material breach of any of its obligations under this Agreement.

7.3	Notwithstanding Clause 7.2, this Agreement may be terminated by either party immediately by giving written notice to the other party on a Change of Control of SSO or on the occurrence of a Relevant Insolvency Event.

7.4	Notwithstanding Clause 7.2, this Agreement may be terminated by the COMPANY if SSO loses access to the expertise of Simon Orange.

7.5	For the avoidance of doubt, for the purposes of Clause 7, the COMPANY, or any subsidiary as the case may be, shall continue to pay any Charges due and payable to SSO up to and including the date of termination.

7.6	Any expiry or valid termination in accordance with Clause 7 shall be without liability on the part of the party terminating and shall not affect any accrued rights or liabilities of the parties hereunder or claims which one party may have against another for antecedent breach but shall be subject to the continuing validity of any provisions of this Agreement which apply notwithstanding termination of this Agreement.

7.7	The terms of this Agreement shall remain in full force and effect during the period between the service of a notice to terminate by either party and the effective date of termination.

7.8	In the event of termination of this Agreement:

7.8.1	SSO will provide the COMPANY, at the COMPANY’S cost, with all the information in its possession in relation to the Services; and

7.8.2	SSO shall return any property belonging to the Group in its possession to the COMPANY.

8.	LIABILITY

8.1	Subject to Clause 8.2 neither party shall be liable to the other for any loss or damage whatsoever or howsoever caused arising directly or indirectly in connection with this Agreement except to the extent to which such loss or damage is caused by the relevant party’s breach of íts obligations under this Agreement or its willful default.

8.2	SSO’S liability under this Agreement whether in contract, tort (including negligence) or otherwise, in connection with the provision of a particular Service (“Specified Service”) shall not exceed in aggregate the aggregate amount of the Charge for each of the four quarters preceding the breach which has caused the relevant loss.

9.	RIGHT OF AUDIT

Each party will answer fully and fairly all reasonable requests for information made by the other party concerning the Services and each party and all persons reasonably authorized by them will be given full access to premises, employees, records, the COMPANY, documents and other relevant materials pertaining to the Services (including the provision of copies of such books and records upon request at the requesting party’s expense) on giving reasonable prior notice and during normal business hours on any Business Day.

10.	VALUE ADDED TAX

Where any taxable supply for VAT purposes is made under or in connection with this Agreement by one party to the other party then provided the payer has received a valid tax invoice for VAT purposes the payer shall, in addition to any payment required for that supply, pay such VAT as is chargeable in respect of it.

11.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except where this Agreement expressly provides that such a person may enforce any of its terms.

12.	COSTS AND EXPENSES

Each party shall bear its own costs and expenses incidental to the negotiation, preparation and carrying into effect of this Agreement.

13.	FORCE MAJEURE

13.1	If any party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than an obligation to pay money) by Force Majeure, then:

13.1.1	that party’s obligations under this Agreement shall be suspended for so long as the Force Majeure continues and to the extent that that party is so prevented, hindered or delayed;

13.1.2	as soon as reasonably possible and ín any event within one Business Day after commencement of the Force Majeure, that party shall notify the other party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement;

13.1.3	that party shall take all steps as are necessary without being obliged to incur any expenditure or cost to mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement; and

13.1.4	each party shall use its best endeavors without being obliged to incur any expenditure or cost to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event; and

13.1.5	as soon as reasonably possible and in any event within one Business Day of cessation of the Force Majeure, that party shall notify the other party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement.

13.2	If any Force Majeure preventing SSO from providing any or all of the Services in accordance with this Agreement prevails for a continuous period in excess of 15 Business Days or 30 Business Days in aggregate in any period of 3 months, then either party shall be entitled to terminate this Agreement in respect of the provision of Services by giving not less than 20 Business Days’ notice in writing to the other.

14.	COMMUNICATIONS

14.1	Any communication, including any notice or demand, under or in connection with this Agreement must be in writing, in English, and will be deemed to be validly served if delivered personally or sent by fax, e-mail or first class post, pre-paid recorded delivery or registered post, to the relevant party’s registered office or such other address as may be notified in accordance with clause 14.2.

14.2	Any party may from time to time give notice of a change of address but a change will not be valid unless the new address is an address in the same country as the party’s registered office at the date of this Agreement. Any such notice shall be valid only if given in accordance with the provisions of this Clause 14.

14.3	Any communication shall be deemed to have been received:

14.3.1	if delivered personally, at the time of delivery;

14.3.2	if sent by post, pre-paid recorded delivery or registered post, two Business Days after the date of posting;

14.3.3	if sent by registered airmail, five Business Days after the date of posting; and

14.3.4	if sent by fax or e-mail at the time of transmission.

provided that if deemed receipt occurs before 9am on a Business Day the communication shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

14.4	In proving service of any communication:

14.4.1	delivered personally or by post, it shall be sufficient to prove that the envelope containing the communication was properly addressed in accordance with clause 14 and delivered either to that address or to the postal authorities as a pre-paid recorded delivery, registered post or airmail letter;

14.4.2	by fax or e-mail, it shall be sufficient to prove that the communication was transmitted by fax or e-mail to the correct fax number or e-mail address of the relevant party.

14.5	Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service by hand or by post of notices.

14.6	Nothing in this Agreement affects any party’s right to serve process in any manner permitted by law.

15.	ASSIGNMENT

15.1	No party may assign or transfer or permit the assignment of any of its rights or obligations under this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld.

16.	CONFIDENTIALITY AND ANNOUNCEMENTS

16.1	The COMPANY and SSO undertake to each other that it shall keep confidential, including taking such measures as may be necessary to prevent unauthorized access to, (and shall ensure that its directors, officers, employees, consultants, sub-contractors and advisers keep confidential) any information:

16.1.1	which it may have or acquire (whether before or after the date of this Agreement) in relation to the customers, business, assets or affairs of the other party; or

16.1.2	which relate to the contents or subject matter of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

None of the parties shall (other than for the proper performance of its obligations under this Agreement) use for its own business purposes or disclose to any third party any such information (collectively “Confidential Information”) without the prior written consent of the COMPANY or SSO, as the case may be.

16.2	The obligations of confidentiality under Clause 16.1 shall not apply to:

16.2.1	information which is independently developed by the receiving party or acquired from a third party to the extent it is acquired with the right to disclose the same;

16.2.2	the disclosure of information required to be disclosed by law, any stock exchange regulation or any binding judgement, order or requirement of any court or other competent authority;

16.2.3	the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned;

16.2.4	information which becomes within the public domain (otherwise than as a result of breach of this Clause 16 by the receiving party); or

16.2.5	information required to enable a party to enforce its rights or remedies under this Agreement.

16.3	Each party shall inform (and shall procure that any of its subsidiary undertakings shall inform, where applicable) any of its directors, officers, employees, consultants or advisers advising it in relation to the matters referred to in the Agreement, and any third party to whom it provides Confidential Information in accordance with the terms of this Clause 16, that such information is confidential and shall instruct them:

16.3.1	to keep it confidential; and

16.3.2	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

The disclosing party shall remain responsible for any breach of this Clause 16 by persons to whom it has disclosed Confidential Information.

16.4	Where disclosure is made pursuant to Clause 16.2.2 or 16.2.3, such disclosure will only be made:

16.4.1	after prior consultation with the COMPANY or SSO, as the case may be, as to the terms of such disclosure; and

16.4.2	only to the person or persons and in the manner required by law or regulation or as Otherwise agreed between the parties.

16.5	Subject to Clause 16.3, a party shall, for the avoidance of doubt, be entitled to disclose Confidential Information, in accordance with the provisions of this Clause 16, to its directors, officers, employees, consultants or advisers.

16.6	To the extent that Confidential Information of the Group or SSO is no longer required by the other party to enable it to perform its obligations or exercise its rights hereunder, such other party shall, and shall use all reasonable endeavors to procure that its officers, agents, employees, consultants, sub-contractors and representatives shall either destroy or return such Confidential Information together with any copies, notes, transcriptions or records thereof in its control, power or possession to the disclosing party forthwith upon demand but in any event shall return or on the request of the disclosing party destroy the disclosing party’s Confidential Information and all copies of the same upon the termination of this Agreement or as otherwise required by any law or regulation.

17.	ENTIRE AGREEMENT

17.1	This Agreement constitutes the entire agreement and understanding between the parties and supersedes any previous agreement or understanding between the parties relating to the subject matter of this Agreement.

17.2	No purported variation of this Agreement shall be effective unless made in writing and signed by all the parties hereto.

17.3	Each of the parties agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and has no remedy in respect of, any statement, expression of opinion, representation, warranty or understanding (whether negligently or innocently made) of any person (whether or not a party) other than as expressly set out in this Agreement.

17.4	Nothing in this clause shall operate to limit or exclude any liability for fraud.

18.	WAIVER AND REMEDIES

18.1	A waiver of any term, provision or condition of, and any consent granted under, this Agreement will be valid only if it is in writing, signed by the party giving the waiver or granting the consent. Any such waiver or consent will be valid only in the particular instance and for the particular purpose for which it is given and will not constitute a waiver of any other right or remedy.

18.2	Any failure (in whole or in part) to exercise or delay in exercising any right, power or remedy (“Right”) available under this Agreement or in law will not constitute a waiver of that or any other Right nor will any single or partial exercise of any Right preclude any other or further exercise of any other Right. The rights and remedies provided by this Agreement are cumulative and (unless otherwise expressly stated in this Agreement) do not exclude any other rights or remedies available in law.

19.	INVALIDITY

19.1	If any provision of this Agreement is or becomes invalid or unenforceable, in whole or in part, in any jurisdiction, the validity and enforceability of the other provisions of this Agreement and its validity and enforceability in any other jurisdiction shall not be affected.

19.2	If any provision of this Agreement is or becomes, in whole or in part, invalid or unenforceable but would be valid or enforceable if some part of that provision was deleted, that provision shall apply with such deletions as may be necessary to make it valid.

19.3	The parties agree, in the circumstances referred to in clause 19.1 and if clause 19.2 does not apply, to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provisions.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument. This Agreement shall not take effect until it has been executed by all parties. This Agreement may be validly exchanged and delivered by fax.

21.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted in accordance with English law, all disputes and claims arising out of or in relation to this Agreement shall be subject to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF the parties have executed this Agreement on the date written at the top of this Agreement.

SIGNED by Gary Black	)	/s/ Gary Black.
for and on behalf of	)
CORPACQ PLC:	)

SIGNED by Joseph Vaughan	)	/s/ Joseph Vaughan.
for and on behalf of	)
SSO CONSULTING LIMITED	)

THE SCHEDULE

THE SERVICES

Consulting

SSO shall provide strategic and management advice in relation to the business of the Group. This will include but is not limited to the following:

(i) advice on the creation and implementation of the business strategies of the Group in association with the board of directors of the Group;

(ii) enhancing relationships with customers of the Group;

(iii) sourcing new business for the Group; and

(iv) advice on the development of the operational model of the Group.

None of these services need be carried out in the UK.